EXHIBIT 99.1



HON INDUSTRIES           P.O. Box 1109  Muscatine, Iowa 52761-7109

News Release

FOR INFORMATION CONTACT: David C. Stuebe, Vice President and
Chief Financial Officer
319/264-7400


    HON INDUSTRIES SALES AND EARNINGS SOAR FOR THIRD QUARTER

            Net Income Rose 60% on a 53% Sales Gain

Muscatine, IA (October 21, 1997) -- HON INDUSTRIES Inc. (NASDAQ/NMS: HONI) today reported its seventh consecutive quarter of record results for its third fiscal quarter ended October 4, 1997. This record performance was primary driven by profitable growth of existing products, contributions from a steady flow of new product introductions and acquisitions. Earnings were favorably influenced by the Company's Rapid Continuous Improvement (RCI) program that eliminates waste from manufacturing, distribution and administrative processes, while improving productivity and efficiency and lowering costs.

For third quarter 1997, consolidated sales increased 53% to $391.3 million compared with $255.3 million in the third quarter of 1996. Net income was $25.2 million, or $0.85 per share, up 41% from
$17.9 million, or $0.60 per share, a year-ago. Net income for 1996 includes a one-time income tax credit of $2.1 million, or $0.07 per share. Adjusting for this 1996 nonoperating event, net income and net income per share for third quarter 1997 from operations, on a comparative basis, actually increased 60% over the prior year quarter.

Gross profit rose to 31.5% from 30.9% in the same quarter a year ago, and operating margins increased to 10.9% from 9.9% as expenses grew at a slower rate than sales.

The increase in sales volume for third quarter 1997 includes the initial contribution from HON INDUSTRIES' June 17, 1997, acquisition of Allsteel Inc., as well as the additional volume generated by Heat-N-Glo, a division of the Company's Hearth Technologies subsidiary, which was acquired in the fourth quarter of 1996. Ongoing new product introductions also contributed to the Company's top line growth in the quarter. Third quarter 1997 results were also helped by it being a 14-week period rather than the normal 13 weeks, an event that occurs once every six years.

Year-to-date in 1997, consolidated sales rose 37% to $970.8 million from $708.0 million last year. Net income was $61.0 million, or $2.05 per share, up 30% from $47.0 million, or $1.56 per share, earned in 1996. Last year's net income results were favorably impacted by a $2.0 million gain on the sale of a subsidiary as well as the income tax credit previously mentioned. Disregarding these two nonoperating events, comparative net income from operations for the current year increased 36% and net income per share rose 38%.

"The strength and growth of the value-priced segment of the office furniture industry provides us with a solid foundation for continuing to build market share in our core business. In addition, the hearth products industry, which is linked to both home sales and home remodeling, is also thriving," said Jack D. Michaels, Chairman, President and Chief Executive Officer.

During the third quarter, including contribution from acquisitions, sales from office products rose 43% while sales from hearth products grew 159%. Without the impact of the Allsteel and Heat-N-Glo acquisitions, internal sales growth was 25% and 16%, respectively.

On September 26, 1997, the Company announced it filed a Registration Statement with the Securities and Exchange Commission relating to a proposed offering to include 1,000,000 primary shares of its Common Stock offered by HON INDUSTRIES and 2,395,000 secondary shares offered by Bandag, Incorporated. The proposed offering will be made through the representatives of the underwriters, Merrill Lynch & Co. and Merrill Lynch International, William Blair & Company, Robert W. Baird & Co. Incorporated, and McDonald & Company Securities, Inc. The Company will not receive any of the proceeds of the secondary offering of its shares by Bandag, Incorporated.

Just after the close of the quarter, HON INDUSTRIES announced the signing of a purchase agreement to acquire substantially all of the assets of Bevis Custom Furniture, Inc., a manufacturer of affordably priced office furniture, including folding tables, with 1996 sales of $62 million. Bevis is a synergistic acquisition, strengthening the Company's presence in the value segment of the office furniture industry, expanding its product offering with a complementary line, and enhancing its distribution channels. This transaction is expected to close in early November 1997, contingent upon regulatory clearance.

HON INDUSTRIES Inc. is the nation's largest manufacturer of value-priced office furniture and the fourth largest office furniture manufacturer and marketer in the U.S. It is also the nation's largest manufacturer and marketer of fireplaces. HON INDUSTRIES' common stock is traded on the NASDAQ Stock Market under the symbol HONI.


For further information on HON INDUSTRIES free of charge via fax, dial 1-800-PRO-INFO and enter the ticker symbol HONI.

                                 HON INDUSTRIES Inc.
               Unaudited Condensed Consolidated Statement of Operations

(Dollars in thousands, except per share data)

                                 Three Months                Nine Months
                          Oct.4,1997(1) Sept.28,1996  Oct.4,1997(1) Sept.28,1996
________________________________________________________________________________

Net sales                   $391,348      $255,254       $970,744     $707,991

Cost of products sold        268,147       176,403        663,310      486,636
________________________________________________________________________________

Gross profit                 123,201        78,851        307,464      221,355

Selling and
administrative expenses       80,641        53,605        205,397      152,958

Gain on sale of
subsidiary (2)                     -             -              -        3,200
________________________________________________________________________________

Operating income              42,560        25,246        102,067       71,597

Interest income                  601           806          1,453        2,306

Interest expense               2,810           715          5,945        2,342
________________________________________________________________________________

Income before income
taxes                         40,351        25,337         97,575       71,561

Income taxes                  15,132         7,430         36,591       24,533
________________________________________________________________________________

Net income (3)              $ 25,219      $ 17,907       $ 60,984     $ 47,028
________________________________________________________________________________

Net income per common
share                          $0.85         $0.60          $2.05        $1.56
________________________________________________________________________________

Average number of
common shares outstanding 29,677,952    30,063,124     29,689,679   30,192,770
________________________________________________________________________________

(1) Three months ended October 4, 1997, represents 14 weeks of business activity compared to 13 weeks in the prior year. Nine months ended October 4, 1997, similarly represents 40 weeks compared to 39 weeks in the prior year. Three and nine month periods ended October 4, 1997, also includes the results of operations of the Allsteel Inc. acquisition from June 17, 1997, date acquired.

(2)       Represents the pre-tax gain on the sale of Ring King
          Visibles, Inc., a wholly owned subsidiary (after-tax effect of $2.0 million, or $0.07 per share).

(3) Net income and net income per share amounts for the three and nine month periods ended September 28, 1996, include a one-time federal and state income tax credit of $2.1 million, or $0.07 per share.


               Unaudited Condensed Consolidated Statement of Cash Flows
                                                  Nine Months Ended
(Dollars in thousands)                      Oct. 4, 1997   Sept. 28, 1996
________________________________________________________________________________
Net cash flows from (to) operating
activities                                    $  73,008        $ 58,615

Net cash flows from (to) investing
activities                                     (122,598)        (18,081)

Net cash flows from (to) financing
activities                                       37,642         (22,345)
_______________________________________________________________________________

Net increase (decrease) in cash and cash
equivalents                                     (11,948)         18,189

Cash and cash equivalents at beginning of
period                                           31,196          32,231
________________________________________________________________________________

Cash and cash equivalents at end of period    $  19,248        $ 50,420



               Unaudited Condensed Consolidated Balance Sheet
Assets                                      Liabilities and Shareholders' Equity
(Dollars in thousands)
                           As of                                  As of
                 Oct. 4, 1997 Dec. 28, 1996              Oct. 4, 1997 Dec. 28,
                                                                        1996
________________________________________________________________________________
Cash and cash                                Current
equivalents        $19,248      $31,196      liabilities   $191,522     $152,553
________________________________________________________________________________

                                             Long-term
Short-term                                   and other
investments            258        1,502      liabilities    156,280       91,468
______________________________________________________________________________

                                             Capital lease
Receivables        166,496      109,095      obligations      5,484        6,320
_________________________________________________________________________________

                                             Deferred
Inventories         65,011       43,550      income taxes    19,389       10,726
_________________________________________________________________________________

                                             Minority
Deferred income                              interest in
taxes               19,916        9,046      subsidiary           -           50
_________________________________________________________________________________

Prepaid
expenses and
other current                                 Total
assets              15,713       11,138       liabilities   372,675      261,117
_________________________________________________________________________________

                                             Capital stock   29,676       29,713
                                             ______________________________________

 Current assets    286,642      205,527      Paid-in capital    164          360
___________________________________________________________________________________

Property and                                 Retained
equipment-net      305,678      234,616      earnings       274,330      227,365
___________________________________________________________________________________

                                             Receivable
                                             from HON
                                             Members
                                             Company
                                             Ownership
Goodwill            53,253       51,213      Plan            (5,041)      (5,041)
___________________________________________________________________________________

                                              Total
                                              shareholders'
Other assets        26,231       22,158       equity        299,129      252,397
___________________________________________________________________________________

                                              Total
                                              liabilities
                                              and
                                              shareholders'
 Total assets     $671,804     $513,514       equity       $671,804     $513,514
___________________________________________________________________________________